As filed with the Securities and Exchange Commission on November 14, 2008.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

Registration Statement

under

the Securities Act of 1933

RASER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	87-0638510
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5152 North Edgewood Drive, Suite 375

Provo, UT 84604

(801) 765-1200 (telephone)

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Brent M. Cook

Chief Executive Officer and Director

Raser Technologies, Inc.

5152 North Edgewood Drive, Suite 375

Provo, UT 84604

(801) 765-1200 (telephone)

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

Copy to:

Reed W. Topham, Esq.

Stoel Rives LLP

201 South Main Street, Suite 1100

Salt Lake City, UT 84111

(801) 328-3131 (telephone)

Approximate date of commencement of proposed sale to the public:

From time to time after the effectiveness of this registration statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $.01 par value per share (2)	11,818,949	$3.71	$43,848,301	$1,724

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the price per share of $3.71 which was the average of the high and low sales price per share of our common stock as reported on the NYSE Arca exchange on November 12, 2008.
(2)	Represents 2,000,000 shares of common stock that were issued to the selling security holder in a private placement and up to a maximum of 9,818,949 shares issuable upon the exercise of warrants and under our agreement with the selling security holder, other than those shares issuable upon the second closing of such agreement. The 9,818,949 shares issuable upon the exercise of warrants and under our agreement with the selling security holder were also issued in a private placement and have an exercise price as outlined under “Selling Security Holder.”

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The securities being registered may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2008

PROSPECTUS

11,818,949 SHARES OF COMMON STOCK OFFERED BY SELLING SECURITY HOLDER

RASER TECHNOLOGIES, INC.

This prospectus relates to 11,818,949 shares of common stock offered by the selling security holder. 2,000,000 shares of common stock were issued to the selling security holder in a private placement and up to a maximum of 9,818,949 shares of common stock may be issued to the selling security holder upon the exercise of warrants and under our agreement with the selling security holder, other than those shares issuable upon the second closing of the agreement. You should read this prospectus and any prospectus supplement carefully before you invest.

The selling security holder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling security holder may be deemed an underwriter of the shares of common stock, which it is offering. We will pay the expenses of registering these shares. Our common stock is listed on the NYSE Arca exchange under the symbol “RZ.” On November 12, 2008, the closing price of our common stock was $3.50 per share.

INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS                     , 2008.

You should rely only on the information contained in this prospectus and any accompanying prospectus supplement, including the information incorporated by reference herein as described under “Information Incorporated by Reference.” We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement may be used only for the purposes for which they have been published, and no person has been authorized to give any information not contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement. If you receive any other information, you should not rely on it. The information contained in this prospectus and any accompanying prospectus supplement is accurate only as of the dates on the cover pages of this prospectus or any accompanying prospectus supplement, as applicable, the information incorporated by reference into this prospectus or any accompanying prospectus supplement is accurate only as of the date of the document incorporated by reference. Any statement made in this prospectus, any accompanying prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any accompanying prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will be deemed to constitute a part of this prospectus only to the extent so modified or superseded. See “Information Incorporated by Reference.” We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration, or continuous offering, process. Pursuant to this shelf process, the selling security holder named under the heading “Selling Security Holder” may sell the securities described in this prospectus from time to time in one or more offerings. We may also file a prospectus supplement to add, update or change information contained in this prospectus. This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein include important information about us, the securities being offered and other information you should know before investing. You should read this prospectus and any applicable prospectus supplement together with the additional information about us described in the sections below entitled “Available Information” and “Information Incorporated by Reference.”

The information in this prospectus and any prospectus supplement is accurate as of the date on the front cover. Information incorporated by reference into this prospectus and any prospectus supplement is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any other date.

Unless the context otherwise requires, all references in this prospectus to “Raser,” “us,” “our,” “we,” the “Company” or other similar terms are to Raser Technologies, Inc.

AVAILABLE INFORMATION

We are a public company and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public on the SEC’s website at “http://www.sec.gov.” In addition, because our stock is listed for trading on the NYSE Arca exchange, you can read and copy reports and other information concerning us at the offices of the NYSE Arca exchange located at 11 Wall Street, New York, New York 10005.

We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus is only part of the registration statement and omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

•	inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room;

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or

•	obtain a copy from the SEC website.

Our mailing address is 5152 North Edgewood Drive, Suite 375, Provo, Utah 84604 and our Internet address is www.rasertech.com. Our telephone number is (801) 765-1200. General information, financial news releases and filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports are available free of charge on the SEC’s website at www.sec.gov. We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus.

THE COMPANY

We are an environmentally focused geothermal power development and technology licensing company. We operate in two business segments: Power Systems and Transportation and Industrial Technology. Our Power Systems segment is seeking to develop clean, renewable geothermal electric power plants and bottom-cycling operations. Our Transportation and Industrial Technology segment focuses on using our Symetron™ technology to improve the efficiency of electric motors, generators and power electronic drives used in electric and hybrid electric vehicle propulsion systems. Through these two business segments, we are employing a “Well to Wheels” strategy in an effort to produce a positive impact on the environment and economically beneficial results for our stockholders. By executing our “Well to Wheels” strategy, we aim to become both a producer of clean, geothermal electric power as well as a provider of technologies that enable electric and hybrid electric vehicles with range extenders and improve the efficiency of electric motors and drive systems used in hybrid electric vehicles and other applications.

We are incorporated in Delaware. We are the successor to Raser Technologies, Inc., a Utah corporation, which was formerly known as Wasatch Web Advisors, Inc. Wasatch Web Advisors acquired 100% of our predecessor corporation in a reverse acquisition transaction in October of 2003. Prior to that transaction, our predecessor corporation was a privately-held company.

We have initiated the development of eight geothermal projects in our Power Systems segment to date, and we are currently in the development stage of drilling wells and constructing geothermal power plants to further develop viable geothermal resources. We have accumulated a large portfolio of geothermal interests in five western continental states. These geothermal interests are important to our ability to develop geothermal power plants. We continue to accumulate additional interests in geothermal resources for potential future projects.

We have either obtained or are in the process of obtaining permits for the development of our eight geothermal projects which are located in Utah, Nevada, New Mexico and Oregon. We believe that the geothermal resource for each of these projects has the potential to provide at least enough geothermal energy for a power plant of approximately 10 megawatts (“MW”). However, we expect that many of the project sites that we intend to develop, have potential resources to generate more than 10 MW of net electrical power. For example, the major construction of our first 10 MW geothermal power plant, located in Utah, was completed in October 2008. We refer to this project as the Thermo No. 1 project. The Thermo No. 1 project is expected to be fully operational by the end of 2008 or early 2009. An independent report we obtained on the greater Thermo No. 1 project area indicates that this area has the potential to support additional plants. Therefore, in addition to the initial 10 MW Thermo No. 1 project we intend to explore opportunities to build additional plants near the Thermo No. 1 project. We expect that other project sites we have selected to develop could also prove to have resources that could support multiple plants. We intend to seek to maximize the full power generating potential of all the sites we select for development.

In addition to developing our geothermal resources, we are in the process of completing other steps necessary to enable us to further finance, construct and operate geothermal power plants. We obtained a commitment letter (the “Commitment Letter”) from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) that sets forth general terms and conditions relating to the structuring and financing of up to 155 MW of geothermal power plants. Pursuant to the Commitment Letter, we obtained a financing commitment for the Thermo No. 1 project and, subsequently on August 31, 2008, we finalized the project financing arrangements for the Thermo No. 1 project. The project financing arrangements provided project financing and tax equity capital for the Thermo No. 1 project. We received proceeds of approximately $29.8 million pursuant to the initial funding of the Thermo No. 1 project financing arrangements, and we received approximately $20.8 million of additional proceeds on October 20, 2008.

Pursuant to the Commitment Letter, we have received financing commitments for two other projects we intend to develop in Nevada and New Mexico. The funding of each of these commitments is subject to the satisfaction of certain conditions. One of these financing commitments, which relates to our Truckee project in Nevada, expired on June 30, 2008. However, we and Merrill Lynch have agreed to work towards formally extending the expiration date of this commitment.

We have also benefited from the recent extension of the Production Tax Credit by Congress. We believe that we will be able to “monetize” the tax benefits associated with our geothermal projects through our financing arrangements with Merrill Lynch or other institutions.

We have also entered into purchase agreements with a manufacturer of generating units that we intend to use in the geothermal power plants we are developing. Pursuant to these agreements, we had taken delivery of 84 generating units as of September 30, 2008. Fifty of these generating units have been installed at the Thermo No. 1 project, and two additional generating units are being stored for use as replacement generating units for the Thermo No. 1 project. The other 32 generating units are currently being stored at the Lightning Dock project pending installation at that project.

We have also entered into power purchase agreements with investor owned utilities and municipalities. During the first quarter of 2008, we entered into power purchase agreements with the City of Anaheim, California to provide a total of 22 MW of electricity from two of our future plants. Our Thermo No. 1 project is expected to be one of the two geothermal power plants to provide electricity to the City of Anaheim in accordance with the Anaheim power purchase agreements, and we expect to begin providing power from the Thermo No. 1 project to Anaheim beginning in the fourth quarter of 2008. In addition, on June 12, 2008, we signed a power purchase agreement with the Salt River Project Agricultural Improvement and Power District (“SRP”), the nation’s third largest public utility, to provide 10 MW of electricity to the utility serving the Phoenix, Arizona area. Our New Mexico power plant is expected to provide electricity for the SRP power purchase agreement. We are currently finalizing negotiations on additional power purchase agreements with investor owned utilities and other municipalities.

We believe we have made substantial progress in advancing our geothermal business. We have amassed what we believe to be one of the largest undeveloped portfolios of geothermal resources in the United States. We have established valuable relationships and commitments with substantial, well regarded companies relating to geothermal equipment, technology, financing, and resource identification and evaluation, among others. We have obtained project financing and tax equity capital for our Thermo No. 1 project. We have secured three power purchase agreements to provide 32 MW of electric power, and we are in various stages of negotiation to provide an additional 110 MW of electric power. We believe we are engaged in a high growth business and are well positioned to play a meaningful role in providing clean, renewable power to consumers. Not everything has been in keeping with our original timeframes and cost expectations. Some of our projects have experienced longer development timelines or higher costs than originally planned. However, we believe we successfully built our first power plant in a fraction of the time typically required for other geothermal power plants. Including well field development, the Thermo No. 1 project was constructed over a period of approximately twelve months. We look forward to developing additional plants using our unique, rapid deployment business model.

Our Transportation and Industrial Technology segment continues to focus on commercializing our Symetron™ electric motor, generator and drive technologies and our series plug-in hybrid vehicle with range extender technologies. We are working to develop a 100 mile per gallon (“mpg”) light truck demonstration vehicle in addition to a 100 mpg SUV demonstration vehicle. Our plug-in electric drive system is being designed to allow light trucks and SUVs to achieve over 100 mpg in typical local daily driving with near zero emissions, by using electricity instead of petroleum as the primary fuel. Pacific Gas & Electric of California agreed in February 2008 to initially purchase two of these test vehicles. The SUV demonstration vehicle that is under development is being built in cooperation with a leading global OEM. During 2007 and early 2008, we entered into several other agreements and collaborative arrangements with large manufacturers to explore additional potential applications of our Symetron™ technologies, including a collaborative arrangement with Hyundai Heavy Industries of Korea and a license agreement with Wilson Automotive of Canada. We intend to continue to explore opportunities to commercialize our Symetron™ technologies.

Consistent with our limited operating history, we have generated limited revenues from operations. We anticipate that material revenue will not be generated from our Power Systems segment until the geothermal power plants under construction and those we intend to develop are constructed and placed in service. To date, our primary source of revenue has been from research and development subcontracts administered through contractors for certain government agencies. Pursuant to these subcontracts, we performed engineering design, development and testing activities to demonstrate the viability of specific applications of our technologies.

Because we are in the development stage, there is limited historical information upon which an evaluation can be made regarding our business and prospects. We also have limited insight into how market and technology trends may affect our future business. The revenue and income potential of both of our business segments is unproven and the markets in which we expect to compete are very competitive and rapidly evolving. Our business and prospects should be considered in light of the risks, expenses, cash requirements, challenges and uncertainties that exist in a development stage company seeking to develop new technologies and products in competitive and rapidly evolving markets.

We have incurred substantial losses since inception and we are not operating at cash breakeven. Our continuation as a going concern is dependent on efforts to raise additional capital, increase revenues, reduce expenses, and ultimately achieve profitable operations. If substantial losses continue, or if we are unable to raise sufficient, additional capital on reasonable terms, liquidity concerns may require us to curtail or cease operations, liquidate or sell assets or pursue other actions that could adversely affect future operations.

The amount and timing of our future capital needs depend on many factors, including the timing of our development efforts, opportunities for strategic transactions, and the amount and timing of any revenues we are able to generate. Given our current business strategy, however, we will need to secure additional financing in order to execute our plans and continue our operations. We may acquire this additional funding through the issuance of debt, preferred stock, equity or a combination of these instruments. We may also seek to obtain financing through a joint venture, the sale of one or more of our projects or interests therein, entry into prepaid power purchase agreements with utilities or municipalities, a merger and/or other transaction, a consequence of which could include the sale or issuance of stock to third parties.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus include both historical and “forward-looking” statements under federal securities laws. These statements are based on current expectations and projections about future results and include the discussion of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions of this prospectus, the documents incorporated by reference and in any prospectus supplement, the words “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan” and “intend” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These statements are based upon the beliefs and assumptions of, and on information available to our management. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to those set forth below under “Risk Factors.” Unless required by law, we do not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. However, you should carefully review the reports and documents we file from time to time with the SEC, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and any current reports on Form 8-K.

THE OFFERING

Securities that may be sold by the selling security holder:	Up to 11,818,949 shares of our outstanding common stock, of which 2,000,000 were issued in a private placement and up to a maximum of 9,818,949 shares are issuable upon exercise of outstanding warrants and under our agreement with the selling security holder, other than those shares issuable upon the second closing pursuant to the agreement.

Use of proceeds:	We will not receive any proceeds from the resale of the shares of common stock by the selling security holder. However, with respect to shares of common stock issuable upon exercise of outstanding warrants held by the selling security holder, we may receive up to approximately $20 million if all of the outstanding warrants are exercised, unless the selling security holder elects to exercise warrants pursuant to the net basis settlement provisions of the warrants. To the extent the warrants are exercised pursuant to the net basis settlement provisions, we will not receive any proceeds from the exercise of the warrants. Any proceeds we receive from the exercise of outstanding warrants by the selling security holder will be used for general corporate purposes, which may include working capital, capital expenditures, development costs, strategic investments and possible acquisitions. We have not allocated any portion of the net proceeds for any particular use at this time. The net proceeds may be invested temporarily until they are used for their stated purpose.

Offering Price:	Market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, all of which may change.

Transfer Agent:	Interwest Transfer Company, 1981 East Murray-Holladay Road, Salt Lake City, Utah 84117, Telephone No. (801) 272-9294, serves as the transfer agent and registrar for our outstanding securities.

We have agreed to pay all costs and expenses relating to the registration of our common stock. The selling security holder will only be responsible for any commissions, taxes, attorney’s fees and other charges relating to the offer or sale of these securities. The selling security holder may sell its common stock through one or more broker/dealers, and these broker/dealers may receive customary compensation in the form of underwriting discounts, concessions or commissions from the selling security holder as they shall agree.

RISK FACTORS

An investment in our shares of common stock involves certain risks. You should carefully consider all of the information set forth in this prospectus. In particular, you should evaluate the following risk factors before making an investment in our shares of common stock. If any of the following circumstances actually occur, our business, financial condition and results of operations could be materially and adversely affected. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.

We have limited operating experience and revenue, and we are not currently profitable. We expect to continue to incur net losses for the foreseeable future, and we may never achieve or maintain profitability.

We have a limited operating history and, from our inception, we have earned limited revenue from operations. We have incurred significant net losses in each year of our operations, including a net loss of approximately $20.2 million for the nine months ended September 30, 2008. As a result of ongoing operating losses, we had an accumulated deficit and deficit after re-entry into development stage of approximately $71.5 million on cumulative revenues from inception of approximately $1.0 million as of September 30, 2008.

Under our current growth plan, we do not expect that our revenues will be sufficient to cover our expenses unless we are able to successfully place a significant number of power plants in service. As a result, we expect to continue to incur substantial losses until we are able to generate significant revenues. Our ability to generate significant revenues and become profitable will depend on many factors, including our ability to:

•	secure adequate capital;

•	identify and secure productive geothermal sites;

•	verify that the properties in which we have acquired an interest contain geothermal resources that are sufficient to generate electricity;

•	acquire electrical transmission and interconnection rights for geothermal plants we intend to develop;

•	enter into power purchase agreements for the sale of electrical power from the geothermal power plants we intend to develop;

•

enter into additional tax equity partner agreements with potential financing partners that will provide for the allocation of tax benefits to them and for the contribution of capital by them to the projects;

•	finance and complete the development of multiple geothermal power plants;

•	manage construction, drilling and operating costs associated with the geothermal power plants we intend to develop;

•	successfully license commercial applications of our SymetronTM technologies;

•	enforce and protect our intellectual property while avoiding infringement claims;

•	comply with applicable governmental regulations; and

•	attract and retain qualified personnel.

We will need to secure additional financing and if we are unable to secure adequate funds on terms acceptable to us, we will be unable to support our business requirements, build our business or continue as a going concern.

At September 30, 2008, we had approximately $5.5 million in cash and cash equivalents. Our operating activities used approximately $10.1 million and approximately $5.1 million of cash during the nine months ended September 30, 2008 and 2007, respectively. We have incurred substantial losses since inception and we are not operating at cash breakeven.

Our continuation as a going concern is dependent on efforts to raise additional capital, increase revenues, reduce expenses, and ultimately achieve profitable operations. If we are unable to raise sufficient, additional capital on reasonable terms, liquidity concerns may require us to curtail or cease operations, liquidate or sell assets or pursue other actions that could adversely affect future operations. Reduction of expenditures could have a negative impact on our business. A reduction of expenditures would make it more difficult for us to execute our plans to develop geothermal power plants in accordance with our expectations. It would also make it more difficult for us to conduct adequate research and development and other activities necessary to commercialize our Symetron technologies.

Since June 30, 2008, we have raised net proceeds of approximately $24.2 million from the sale of shares of our common stock. On August 31, 2008, we finalized the project financing arrangements for the Thermo No. 1 project and entered into various definitive agreements (the “Thermo Financing Agreements”) pursuant to which we received a capital contribution for minority interest in our subsidiary, Thermo No. 1 BE-01, LLC totaling $3.7 million. Under the same Thermo Financing Agreements, we also entered into an 18 year non-recourse senior secured note bearing annual interest at 7.00% and received net proceeds totaling $26.1 million.

In addition, we obtained project financing for our Thermo No. 1 project, which included the repayment of approximately $14.1 million of construction costs previously incurred by us for construction of the project. In order to execute our business strategy and continue our business operations, however, we will need to seek additional funding from other sources through the issuance of debt, preferred stock, equity or a combination of these instruments. We may also seek to obtain financing through a joint venture, the sale of one or more of our projects or interests therein, entry into a pre-paid power purchase agreement with utilities or municipalities, a merger and/or other transaction, a consequence of which could include the sale or issuance of stock to third parties. We cannot be certain that funding from any of these sources will be available on reasonable terms or at all. If we are unable to secure adequate funds on a timely basis on terms acceptable to us, we may need to modify our current plans for plant construction, well field development and other development activities, extend the time frame over which these activities will take place or cease operations.

Our Commitment Letter with Merrill Lynch sets forth certain general terms relating to the structure and financing of up to 155 MW of geothermal power plants we intend to develop. Pursuant to the Commitment Letter, we have obtained project financing for our Thermo No. 1 project. Pursuant to the Commitment Letter we have also received financing commitments for two other projects in Nevada and New Mexico. The funding of the New Mexico project commitment remains subject to certain conditions. The Nevada project commitment expired on June 30, 2008. However, we and Merrill Lynch have agreed to work towards formally extending the expiration date of this commitment. If Merrill Lynch elects to provide or arrange a financing commitment with respect to any additional projects, such financing commitment will be subject to satisfactory due diligence, the execution of a separate commitment letter relating to such project and certain other conditions. Even if we are able to obtain funding for the development of additional projects pursuant to the Commitment Letter, we will need additional financing to cover general operating expenses and certain development expenses that are not covered by the Commitment Letter.

If we raise additional capital through the issuance of equity or securities convertible into equity, our stockholders may experience dilution. Any new securities we issue may have rights, preferences or privileges senior to those of the holders of our common stock, such as dividend rights or anti-dilution protections. We have previously issued warrants to purchase our common stock in connection with certain transactions. Some of these warrants continue to be outstanding and contain anti-dilution provisions. Pursuant to these anti-dilution provisions, the exercise price of the applicable warrants will be adjusted if we issue equity securities or securities convertible into equity securities at a price lower than the exercise price of the applicable warrants.

We may also secure additional financing by incurring indebtedness. Any indebtedness we incur could constrict our liquidity, result in substantial cash outflows, and adversely affect our financial health and ability to obtain financing in the future. Any such debt would likely contain restrictive covenants that may impair our ability to obtain future additional financing for working capital, capital expenditures, acquisitions, general corporate or other purposes, and a substantial portion of cash flows, if any, from our operations may be dedicated to interest payments and debt repayment, thereby reducing the funds available to us for other purposes. Any failure by us to satisfy our obligations with respect to these potential debt obligations would likely constitute a default under such credit facilities.

Prior to the completion of the private placement of our 8.00% Convertible Senior Notes due 2013, our independent registered public accounting firm’s report on our 2007 financial statements questioned our ability to continue as a going concern.

As originally issued on March 11, 2008, our independent registered public accounting firm’s report on our financial statements as of and for the two year period ended December 31, 2007 expressed doubt about our ability to continue as a going concern. Their report included an explanatory paragraph stating that there was substantial doubt about our ability to continue as a going concern due to the lack of sufficient capital, as of the date their report was issued, to support our business plan through the end of 2008.

On March 26, 2008, we received approximately $48.0 million in net proceeds from the private placement of $50,000,000 aggregate principal amount of our 8.00% Convertible Senior Notes due 2013 (the “Convertible Notes”) and $4.8 million of additional net proceeds on April 1, 2008 pursuant to the exercise of the initial purchaser’s overallotment option. We placed approximately $8.7 million of the proceeds in an escrow account to secure payment of the first four interest payments payable on the Convertible Notes. We also used approximately $15.0 million of the proceeds to enter into a forward stock purchase transaction, pursuant to which we will repurchase shares of our common stock, and approximately $5.9 million of net proceeds to fund a call spread option transaction. As a result of the private placement, our independent registered public accounting firm reissued their report with respect to our financial statements on April 1, 2008 to remove the explanatory paragraph.

Since that time, we have used the proceeds from the issuance of the Convertible Notes to fund our operations and development efforts, including the ongoing construction of the Thermo No. 1 project. Although we have raised additional funds from the sale of shares of our common stock and we have obtained project financing for our Thermo No. 1 project, our current revenues are not sufficient to cover our operating and development expenses. As a result, our cash and cash equivalents are being depleted, and we need to raise additional funds to continue operating as a going concern. If we are unable to secure additional financing when necessary, future reports issued by our independent registered public accounting firm could include a “going concern qualification.” Inclusion of a “going concern qualification” in a future report issued by our independent accountants could have a negative impact on our ability to obtain financing and may adversely impact our stock price.

The current worldwide political and economic conditions, specifically disruptions in the capital and credit markets, may materially and adversely affect our business, operations and financial condition.

Recently general worldwide economic conditions have experienced a downturn due to the credit conditions resulting from the subprime-mortgage turmoil and other factors, slower economic activity, concerns about inflation and deflation, increased energy costs, decreased consumer confidence, reduced corporate profits and capital spending, recent international conflicts, recent terrorist and military activity, and the impact of natural disasters and public health emergencies. If the current market conditions continue or worsen, our business, operations and financial condition will likely be materially and adversely affected.

The United States credit and capital markets have become increasingly volatile as a result of adverse conditions that have caused the failure and near failure of a number of large financial services companies. If the capital and credit markets continue to experience volatility and the availability of funds remains limited, our ability to obtain needed financing on favorable terms could be severely limited. In the current environment, lenders may seek more restrictive lending provisions and higher interest rates that may reduce our ability to obtain financing and increase our costs. Also, given the increased level of recent banking failures, lenders may simply be unwilling or unable to provide financing. Although we intend to seek additional funding for our projects in accordance with our Commitment Letter with Merrill Lynch, we cannot predict whether Merrill Lynch’s ability or willingness to provide financing to us will be adversely affected if current market conditions continue or worsen.

Longer term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to capital needed for our operations and development plans. If we are unable to obtain adequate financing, we could be forced to reduce, delay or cancel planned capital expenditures, sell assets or seek additional equity capital, or pursue other actions that could adversely affect future operations. Failure to obtain sufficient financing or a reduction of expenditures may cause delays and make it more difficult to execute our plans to develop geothermal power plants in accordance with our expectations. It would also make it more difficult to conduct adequate research and development and other activities necessary to commercialize our Symetron™ technologies.

The market price for our common stock has experienced significant price and volume volatility and is likely to continue to experience significant volatility in the future. Such volatility may cause investors to experience dramatic declines in our stock price from time to time, may impair our ability to secure additional financing and may otherwise harm our business.

The closing price of our common stock fluctuated from a low of $2.47 per share to a high of $17.09 per share from January 1, 2008 to November 12, 2008. Our stock price is likely to experience significant volatility in the future as a result of numerous factors outside of our control, including the level of short sale transactions. As a result, the market price of our stock may not reflect our intrinsic value. In addition, following periods of volatility in our stock price, there may be increased risk that securities litigation, governmental investigations or enforcement proceedings may be instituted against us. Any such litigation, and investigation or other procedures, regardless of merits, could materially harm our business and cause our stock price to decline due to potential diversion of management attention and harm to our business reputation.

The volatility in our stock price could impair our ability to raise additional capital. Further, to the extent we do raise additional funds through equity financing, we may need to issue such equity at a substantial discount to the market price for our stock. This, in turn, could contribute to the volatility in our stock price.

The geothermal power production development activities of our Power Systems segment may not be successful.

We are devoting a substantial amount of our available resources to the power production development activities of our Power Systems segment. Our success in developing a particular geothermal project is contingent upon, among other things, locating a viable geothermal site, negotiation of satisfactory engineering, procurement and construction agreements, negotiation of satisfactory power purchase agreements, receipt of required governmental permits, obtaining interconnection rights, obtaining transmission service rights, obtaining adequate financing, and the timely implementation and satisfactory completion of construction. We may be unsuccessful in accomplishing any of these necessary requirements or doing so on a timely basis. Generally, we must also incur significant expenses for preliminary engineering, permitting, legal fees and other expenses before we can even determine whether a project is feasible. Project financing is not typically available for these preliminary activities.

Financing needed to develop geothermal power projects may be unavailable.

A substantial capital investment will be necessary to develop each geothermal power project our Power Systems segment seeks to develop. Our continued access to capital through project financing or other arrangements is necessary for us to complete the geothermal power projects we plan to develop. Our attempts to secure the necessary capital on acceptable terms may not be successful.

Market conditions and other factors may not permit us to obtain financing for geothermal projects on terms favorable to us. Our ability to arrange for financing on a substantially non-recourse or limited recourse basis, and the costs of such financing, are dependent on numerous factors, including general economic and capital market conditions, credit availability from banks, investor confidence, the continued success of current projects, the credit quality of the projects being financed, the political situation in the state in which the project is located and the continued existence of tax and securities laws which are conducive to raising capital. If we are not able to obtain financing for our projects on a substantially non-recourse or limited recourse basis, or if we are unable to secure capital through partnership or other arrangements, we may have to finance the projects using recourse capital such as direct equity investments, which would have a dilutive effect on our common stock. Also, in the absence of favorable financing or other capital options, we may decide not to pursue certain projects. Any of these alternatives could have a material adverse effect on our growth prospects and financial condition.

Other than certain excluded financings, the Commitment Letter gives Merrill Lynch the exclusive right to provide or arrange financing for up to 100 MW of substantially similar geothermal power plants we intend to develop. Other than certain excluded financings, Merrill Lynch also has a right of first refusal with respect to the financing of an additional 55 MW of geothermal power plants we intend to develop. Pursuant to the Commitment Letter, we have obtained project financing for our Thermo No. 1 project. Pursuant to the Commitment Letter, we have also received financing commitments for two other projects, which remain subject to certain conditions. Any determination on the part of Merrill Lynch to provide any such financing commitment is subject to the satisfaction of certain conditions precedent and various other factors, including but not limited to, satisfactory completion of due diligence, the absence of any material adverse change in our business, liabilities, operations, condition (financial or otherwise) or prospects, the execution of acceptable definitive documentation, receipt of customary legal opinions acceptable to Merrill Lynch, satisfactory market conditions and necessary approvals. Accordingly, there can be no assurance that Merrill Lynch will ultimately fund the financing commitments or provide us with additional financing commitments at any time either pursuant to the Commitment Letter or otherwise. Further, Merrill Lynch’s rights under the Commitment Letter, including its right to generally match alternative financing proposals, may make it difficult for us to obtain financing proposals from other sources.

The parent of Merrill Lynch recently agreed to be acquired by Bank of America Corporation. This transaction is expected to close in the first quarter of 2009. While we do not expect this transaction to adversely affect our relationship with Merrill Lynch or our ability to obtain project financing under the Commitment Letter, we are not in a position to predict what impact, if any, this transaction might have on Merrill Lynch’s organizational structure, personnel, efficiency or existing or future commitments. Therefore, we cannot be certain that the proposed acquisition will not adversely affect the timing or availability of the project financing arrangements contemplated by the Commitment Letter. Moreover, the United States financial markets are currently experiencing a broad-based credit crisis, which could also have an adverse effect on the timing or availability of project financing.

In addition, the tax benefits originating from geothermal power projects are anticipated to provide a significant portion of the funding of the geothermal projects. This tax equity has traditionally been driven by the tax liability of the major financial industry companies. Many of these companies are currently experiencing significantly reduced income or incurring substantial losses. As a result, they are seeking fewer tax-advantaged investments and this may reduce the amount of readily available tax credit equity available for our geothermal projects.

In order to finance the development of our geothermal power projects, we may transfer a portion of our equity interest in the individual projects to a third party and enter into long-term fixed price power purchase agreements. Under generally accepted accounting principles, this may result in the deconsolidation of these subsidiaries, and the reflection of only our net ownership interests in our financial statements.

Each of the geothermal power projects our Power Systems segment intends to develop will likely be owned by a separate subsidiary. The geothermal power projects developed by these subsidiaries will likely be separately financed. To obtain the financing necessary to develop the geothermal power projects, we may transfer a portion of our equity interest in the individual subsidiaries to a third party and enter into long-term fixed price power purchase agreements. Depending upon the nature of these arrangements and the application of generally accepted accounting principles, primarily Statement of Financial Accounting Standards Board Interpretation Number 46R “Consolidation of Variable Interest Entities (Revised December 2003)—an interpretation of ARB No. 51,” we may be required to deconsolidate one or more or all of these subsidiaries, which would result in our share of the net profits or loss generated by the deconsolidated entities being presented as a net amount in our financial statements. As a result, our financial statements would not reflect the gross revenues and expenses of the deconsolidated entities. However, we do not expect the effect of such deconsolidation, if required, to have an impact on our stockholders’ equity, net income/loss or income/loss per share.

The financial performance of our Power Systems segment is subject to changes in the legal and regulatory environment.

The geothermal power projects that we plan to develop will be subject to extensive regulation. Changes in applicable laws or regulations, or interpretations of those laws and regulations, could result in increased compliance costs and require additional capital expenditures. Future changes could also reduce or eliminate certain benefits that are currently available.

The structure of federal and state energy regulation currently is subject to challenges, modifications, the imposition of additional regulatory requirements, and restructuring proposals. We may not be able to obtain or maintain all regulatory approvals or modifications to existing regulatory approvals that may be required in the future. In addition, the cost of operation and maintenance and the operating performance of geothermal power plants may be adversely affected by changes in certain laws and regulations, including tax laws.

The federal government currently encourages production of electricity from geothermal resources through certain tax subsidies. Assuming the available tax credits remain in place as currently in effect, each geothermal power project will be permitted to claim for federal tax purposes either an investment tax credit for approximately 10% of the cost of each new geothermal power plant or “production tax credits” of $20.00 (plus an annual adjustment for an inflation factor) per megawatt hour for the first ten years of electricity output. Currently, production tax credits can only be claimed on new plants placed into service before December 31, 2010. The availability of production tax credits for new plants put into service after 2010 will depend on whether Congress acts to make tax credits available for such plants and the President elects to sign into law the action taken by Congress.

The owners of a geothermal power project are also permitted to deduct most of the cost of the power plant as “depreciation” over five years on an accelerated basis. The fact that the deductions are accelerated means that more of the cost is deducted in the first few years than during the remainder of the depreciation period.

The tax incentives associated with a geothermal power plant are generally only beneficial to a party with sufficient taxable income. A party with sufficient taxable income can use the tax incentives to reduce their overall tax liability. Due to the nature and timing of the tax incentives, it is likely that the tax incentives available for the geothermal power plants we intend to develop will exceed the taxable income produced by such power plants for several years of operations. Therefore, an important part of our strategy involves partnering with investors that are able to utilize the tax incentives to offset taxable income associated with their operations unrelated to our geothermal power plants. For example, a corporation in the financial services industry may be willing to finance the development of a geothermal power plant for the right to receive the benefit of the tax incentives, which it could then use to reduce the tax liability associated with its regular operations.

The value of the tax incentives can be transferred in a variety of methods. For instance, investment and production tax credits can be transferred through tax leases in connection with financing arrangements associated with the development of the power plant.

Tax reform has the potential to have a material effect on our business, financial condition, future results and cash flow. Tax reform could reduce or eliminate the value of the current tax subsidies available to geothermal projects. Any restrictions or tightening of the rules for lease or partnership transactions, whether or not part of major tax reform, could also materially affect our business, financial condition, future results and cash flow. In addition, changes to the Internal Revenue Code could significantly increase the regulatory-related compliance and other expenses incurred by geothermal projects which, in turn, could materially and adversely affect our business, financial condition, future results and cash flow. Any such changes could also make it more difficult for us to obtain financing for future projects.

A significant part of our business strategy is to utilize the tax and other incentives available to developers of geothermal power generating plants to attract strategic alliance partners with the capital sufficient to complete these projects. Many of the incentives available for these projects are new and highly complex. There can be no assurance that we will be successful in structuring agreements that are attractive to potential strategic alliance partners. If we are unable to do so, we may be unable to complete the development of our geothermal power projects and our business could be harmed.

The exploration, development, and operation of geothermal energy resources by our Power Systems segment is subject to geological risks and uncertainties, which may result in decreased performance, increased costs, or abandonment of our projects.

Our Power Systems segment is involved in the exploration, development and operation of geothermal energy resources. These activities are subject to uncertainties, which vary among different geothermal resources. These uncertainties include dry holes, uncontrolled releases of pressure and temperature decline, all of which can increase our operating costs and capital expenditures or reduce the efficiency of our power plants. In addition, the high temperature and high pressure in geothermal energy resources requires special resource management and monitoring. Because geothermal resources are complex geological structures, we can only estimate their geographic area. The viability of geothermal projects depends on different factors directly related to the geothermal resource, such as the heat content (the relevant composition of temperature and pressure) of the geothermal resource, the useful life (commercially exploitable life) of the resource and operational factors relating to the extraction of geothermal fluids. The geothermal resources we intend to exploit may not be sufficient for sustained generation of the anticipated electrical power capacity over time.

Further, any of our geothermal resources may suffer an unexpected decline in capacity. In addition, we may fail to find commercially viable geothermal resources in the expected quantities and temperatures, which would adversely affect our development of geothermal power projects.

The operation of the geothermal power plants our Power Systems segment intends to develop will depend on the continued availability of adequate geothermal resources. We cannot be certain that any geothermal resource will remain adequate for the life of a geothermal power plant. If the geothermal resources available to a power plant we develop become inadequate, we may be unable to perform under the power purchase agreement for the affected power plant, which in turn could reduce our revenues and materially and adversely affect our business, financial condition, future results and cash flow. If we suffer degradation in our geothermal resources, our insurance coverage may not be adequate to cover losses sustained as a result thereof.

Our Power Systems segment may be materially adversely affected if we are unable to successfully utilize certain heat transfer technologies in the geothermal power projects our Power Systems segment intends to develop.

Our Power Systems segment intends to utilize certain heat transfer technologies in the geothermal power projects we intend to develop. These heat transfer technologies were developed by UTC Power Corporation, or UTC, a United Technologies Corporation company. UTC’s heat transfer technologies are designed to enable the generation of power from geothermal resources that are lower in temperature than those resources used in traditional flash steam geothermal projects.

UTC’s heat transfer technologies have a limited operating history and have only been deployed in a limited number of geothermal power projects. As a result, we cannot be certain that UTC’s heat transfer technologies can be successfully implemented in the geothermal power projects we intend to develop. If we are not able to successfully utilize UTC’s heat transfer technologies in the geothermal power projects we intend to develop and we are unable to utilize appropriate substitute technologies, we may be unable to develop these projects and our business, prospects, financial condition and results of operations could be harmed.

The costs of compliance with environmental laws and of obtaining and maintaining environmental permits and governmental approvals required for construction and/or operation of geothermal power plants are substantial, and any non-compliance with such laws or regulations may result in the imposition of liabilities which could materially and adversely affect our business, financial condition, future results and cash flow.

The geothermal power projects our Power Systems segment intends to develop will be required to comply with numerous federal, regional, state and local statutory and regulatory environmental standards. Geothermal projects must also maintain numerous environmental permits and governmental approvals required for construction and/or operation. Environmental permits and governmental approvals typically contain conditions and restrictions, including restrictions or limits on emissions and discharges of pollutants and contaminants, or may have limited terms. If we fail to satisfy these conditions or comply with these restrictions, or we fail to comply with any statutory or regulatory environmental standards, we may become subject to a regulatory enforcement action and the operation of the projects could be adversely affected or be subject to fines, penalties or additional costs.

The geothermal power projects our Power Systems segment intends to develop could expose us to significant liability for violations of hazardous substances laws because of the use or presence of such substances.

The geothermal power projects our Power Systems segment intends to develop will be subject to numerous federal, regional, state and local statutory and regulatory standards relating to the use, storage and disposal of hazardous substances. We may use industrial lubricants and other substances at our projects that could be classified as hazardous substances. If any hazardous substances are found to have been released into the environment at or near the projects, we could become liable for the investigation and removal of those substances, regardless of their source and time of release. If we fail to comply with these laws, ordinances or regulations or any change thereto, we could be subject to civil or criminal liability, the imposition of liens or fines, and large expenditures to bring the projects into compliance. Furthermore, we can be held liable for the cleanup of releases of hazardous substances at other locations where we arranged for disposal of those substances, even if we did not cause the release at that location. The cost of any remediation activities in connection with a spill or other release of such substances could be significant.

Our Transportation and Industrial Technology segment may be unable to successfully license our intellectual property.

A significant part of our long-term business strategy for our Transportation and Industrial Technology segment is based upon the licensing of our SymetronTM technologies to electric motor, controller, alternator and generator manufacturers, suppliers and system integrators. We expect the sales cycle with respect to the licensing of our technology to be lengthy, and there can be no assurance that we will achieve meaningful licensing revenues in the time frames that we expect. If we are unable to successfully license our intellectual property or technology to these businesses or others, our Transportation and Industrial Technology segment may be unable to generate revenues under its current business model. If we are unable to generate license revenues, we may be required to develop a new long-term business strategy for the Transportation and Industrial Technology segment or discontinue operating this business segment.

Our SymetronTM technologies are relatively new and commercially unproven. While we have completed some laboratory testing, our technologies have not yet been durability tested for long-term applications. We can provide no assurance that our technologies will prove suitable for our target business segments. Our potential product applications require significant and lengthy product development efforts. To date, we have not developed any commercially available products. It may be years before our technology is proven viable, if at all. During our product development process, we may experience technological issues that we may be unable to overcome. Superior competitive technologies may be introduced or potential customer needs may change resulting in our technology or products being unsuitable for commercialization. Because of these uncertainties, our efforts to license our technologies may not succeed.

We are currently focusing on commercializing our SymetronTM technologies in the transportation and industrial markets. We cannot predict the rate at which market acceptance of our technologies will develop in these markets, if at all. Additionally, we may focus our product commercialization activities on a particular industry or industries, which may not develop as rapidly as other industries, if at all. The commercialization of our products or the licensing of our intellectual property in an industry or industries that are not developing as rapidly as other industries could harm our business, prospects, financial condition and results of operations.

The demand for our technologies may be dependent on government regulations and policies such as standards for Corporate Average Fuel Economy, or CAFE, Renewable Portfolio Standards, or RPS, the Clean Air Act and Section 45 of the Internal Revenue Code. Changes in these regulations and policies could have a negative impact on the demand for the power we plan to generate and our technologies. Any new government regulations or policies pertaining to our products or technologies may result in significant additional expenses to us and our potential customers and could cause a significant reduction in demand for our technologies and thereby significantly harm our Transportation and Industrial Technology segment.

We may not be able to enforce or protect the intellectual property that our Transportation and Industrial Technology segment is seeking to license.

The success of our Transportation and Industrial Technology segment is dependent upon protecting our proprietary technology. We rely primarily on a combination of copyright, patent, trade secret and trademark laws, as well as confidentiality procedures and contractual provisions to protect our proprietary rights. These laws, procedures and provisions provide only limited protection. We have applied for patent protection on most of our key technologies. We cannot be certain that our six issued U.S. patents, seven pending U.S. patent applications, four pending international patent applications and one pending foreign patent applications will result in issued patents or that the claims allowed are or will be sufficiently broad to protect the inventions derived from our technology or prove to be enforceable in actions against alleged infringers. Also, additional patent applications that we may file for our current and future technologies may not be issued. We have received three trademark registrations in the U.S. and ten trademark registrations internationally. We have also applied for five additional trademark registrations in the U.S. and one additional trademark registration internationally which may never be granted.

The contractual provisions we rely on to protect our trade secrets and proprietary information, such as our confidentiality and non-disclosure agreements with our employees, consultants and other third parties, may be breached and our trade secrets and proprietary information may be disclosed to the public. Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our technology or products or to obtain and use information that we regard as proprietary. In particular, we may provide our licensees with access to proprietary information underlying our licensed applications which they may improperly appropriate. Additionally, our competitors may independently design around patents and other proprietary rights we hold.

Policing unauthorized use of our technology may be difficult and some foreign laws do not protect our proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights or determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention resulting in significant harm to our business.

If third parties assert that our current or future products infringe their proprietary rights, we could incur costs and damages associated with these claims, whether the claims have merit or not, which could significantly harm our business. Any future claims could harm our relationships with existing or potential customers. In addition, in any potential dispute involving our intellectual property, our existing or potential customers could also become the targets of litigation, which could trigger indemnification obligations under license and service agreements and harm our customer relationships. If we unsuccessfully defend an infringement claim, we may lose our intellectual property rights, which could require us to obtain licenses which may not be available on acceptable terms or at all.

We license patented intellectual property rights from third party owners. If such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects could be harmed. Our licensors may also seek to terminate our licenses.

We are a party to licenses that give us rights to third-party intellectual property that is necessary or useful to our business. Our success will depend in part on the ability of our licensors to obtain, maintain and enforce our licensed intellectual property. Our licensors may not successfully prosecute the patent applications to which we have licenses. Even if patents are issued in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects.

Our licensors may allege that we have breached our license agreement with them, and accordingly seek to terminate our license. If successful, this could result in our loss of the right to use the licensed intellectual property, which could adversely affect our ability to commercialize our technologies, products or services, as well as harm our competitive business position and our business prospects.

Our Transportation and Industrial Technology segment could incur significant expenses if products built with our technology contain defects.

If our Transportation and Industrial Technology segment successfully licenses our technology, products built with that technology may result in product liability lawsuits for any defects that they may contain. Detection of any significant defects may result in, among other things, loss of, or delay in, market acceptance and sales of our technology, diversion of development resources, injury to our reputation, or increased service and warranty costs. A material product liability claim could significantly harm our business, result in unexpected expenses and damage our reputation.

We face significant competition in each of our business segments. If we fail to compete effectively, our business will suffer.

Our Power Systems segment faces significant competition from other companies seeking to develop the geothermal opportunities available. Some of our competitors for geothermal projects have substantial capabilities and greater financial and technical resources than we do. As a result, we may be unable to acquire additional geothermal resources or projects on terms acceptable to us.

Our Power Systems segment also competes with producers of energy from other renewable sources. This competition may make it more difficult for us to enter into power purchase agreements for our projects on terms that are acceptable to us.

We believe our Transportation and Industrial Technology segment will face significant competition from existing manufacturers, including motor, controller, alternator, and transportation vehicle companies. We may also face significant competition from our future partners. These partners may have better access to information regarding their own manufacturing processes, which may enable them to develop products that can be more easily incorporated into their products. If our potential partners improve or develop technology that competes directly with our technology, our business will be harmed.

In each of our business segments, we face competition from companies that have access to substantially greater financial, engineering, manufacturing and other resources than we do, which may enable them to react more effectively to new market opportunities. Many of our competitors may also have greater name recognition and market presence than we do, which may allow them to market themselves more effectively to new customers or partners.

We may pursue strategic acquisitions that could have an adverse impact on our business.

Our success depends on our ability to execute our business strategies. Our Power Systems segment is seeking to develop geothermal power plants. Our Transportation and Industrial Technology segment is seeking to license our intellectual property to electric motor and controller manufacturers, suppliers and system integrators. Executing these strategies may involve entering into strategic transactions to acquire complementary businesses or technologies. In executing these strategic transactions, we may expend significant financial and management resources and incur other significant costs and expenses. There is no assurance that the execution of any strategic transactions will result in additional revenues or other strategic benefits for either of our business segments. The failure to enter into strategic transactions, if doing so would enable us to better execute our business strategies, could also harm our business, prospects, financial condition and results of operations.

We may issue company stock as consideration for acquisitions, joint ventures or other strategic transactions, and the use of common stock as purchase consideration could dilute each of our current stockholder’s interests. In addition, we may obtain debt financing in connection with an acquisition. Any such debt financing could involve restrictive covenants relating to capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and pursue business opportunities, including potential acquisitions. In addition, such debt financing may impair our ability to obtain future additional financing for working capital, capital expenditures, acquisitions, general corporate or other purposes, and a substantial portion of cash flows, if any, from our operations may be dedicated to interest payments and debt repayment, thereby reducing the funds available to us for other purposes and could make us more vulnerable to industry downturns and competitive pressures.

If we are unable to effectively and efficiently maintain our controls and procedures to avoid deficiencies, there could be a material adverse effect on our operations or financial results.

As a publicly-traded company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002. These requirements may place a strain on our systems and resources. Our management is required to evaluate the effectiveness of our internal control over financial reporting as of each year end, and we are required to disclose management’s assessment of the effectiveness of our internal control over financial reporting, including any “material weakness” (within the meaning of Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 5) in our internal control over financial reporting. On an on-going basis, we are reviewing, documenting and testing our internal control procedures. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required.

No material weaknesses were identified in connection with the audit of our 2007 financial statements. However, weaknesses or deficiencies could be identified in the future. If we fail to adequately address any deficiencies, it could have a material adverse effect on our business, results of operations and financial condition. Ultimately, if not corrected, any deficiencies could prevent us from releasing our financial information and periodic reports in a timely manner, making the required certifications regarding, and complying with our other obligations with respect to our consolidated financial statements and internal controls under the Sarbanes-Oxley Act. Any failure to maintain adequate internal controls over financial reporting and provide accurate financial statements may subject us to litigation and would cause the trading price of our common stock to decrease substantially. Inferior controls and procedures could also subject us to a risk of delisting by the NYSE Arca exchange and cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

If we fail to comply with the NYSE Arca exchange listing standards and maintain our listing on the NYSE Arca exchange, our business could be materially harmed and our stock price could decline.

Our shares of common stock are listed on the NYSE Arca exchange. Pursuant to the Sarbanes-Oxley Act of 2002, national securities exchanges, including the NYSE Arca exchange, have adopted more stringent listing requirements. Although we have been approved to list shares of common stock on the NYSE Arca exchange, we may not be able to maintain our compliance with all of the listing standards of the NYSE Group. Any failure by us to maintain our listing on the NYSE Arca exchange could materially harm our business, cause our stock price to decline, and make it more difficult for our stockholders to sell their shares.

We rely on key personnel and the loss of key personnel or the inability to attract, train, and retain key personnel could have a negative effect on our business.

We believe our future success will depend to a significant extent on the continued service of our executive officers and other key personnel. Of particular importance to our continued operations are our executive management and technical staff. We do not have key person life insurance for any of our executive officers, technical staff or other employees. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business could be harmed. In recent years we have experienced turnover in several key positions.

Our future success also depends on our ability to attract, train, retain and motivate highly skilled technical and sales personnel. Since our Company has limited resources to attract qualified personnel, we may not be successful in recruiting, training, and retaining personnel in the future, which would impair our ability to maintain and grow our business.

Our limited cash resources have in the past required us to rely heavily on equity compensation to hire and retain key personnel, and we expect this to continue in the future. This practice may result in significant non-cash compensation expenses and dilution to our stockholders.

The large number of shares eligible for public sale could cause our stock price to decline.

The market price of our common stock could decline as a result of the resale of shares of common stock that were previously restricted under Rule 144. If our officers, directors or employees sell shares for tax, estate planning, portfolio management or other purposes, such sales could be viewed negatively by investors and put downward pressure on our stock price. Approximately 40.1 million shares were free of restrictive legend as of September 30, 2008, up from approximately 28.4 million as of September 30, 2007. The occurrence of such sales, or the perception that such sales could occur, may cause our stock price to decline.

Our reported financial results may be adversely affected by changes in U.S. generally accepted accounting principles.

U.S. generally accepted accounting principles are subject to interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our financial results. For example, prior to January 1, 2007, we were not required to record liabilities relating to uncertainties in our income tax positions until a determination was made by the IRS disallowing the deductions. However, beginning January 1, 2007 we are required to determine whether it is more-likely-than-not that a tax position is sustainable and measure the tax position to recognize in the financial statements in accordance with recent accounting pronouncements.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares of common stock by the selling security holder. However, with respect to shares of common stock issuable upon exercise of outstanding warrants held by the selling security holder, we may receive up to approximately $20 million if all of the outstanding warrants are exercised, unless the selling security holder elects to exercise warrants pursuant to the net basis settlement provisions of the warrants. To the extent the warrants are exercised pursuant to the net basis settlement provisions, we will not receive any proceeds from the exercise of the warrants. Any proceeds we receive from the exercise of outstanding warrants by the selling security holder will be used for general corporate purposes, which may include working capital, capital expenditures, development costs, strategic investments and possible acquisitions. We have not allocated any portion of the net proceeds for any particular use at this time. The net proceeds may be invested temporarily until they are used for their stated purpose.

DETERMINATION OF OFFERING PRICE

We will not receive any money from the selling security holder when it sells its shares of common stock, although we will receive funds from any exercise of the warrants. The selling security holder may sell all or any part of its shares in private transactions or in the over-the-counter market at prices related to the prevailing prices of our common stock at the time of negotiation.

We cannot assure you that any public market for our common stock will equal or exceed the sales prices of the shares of common stock that the selling security holder sells. Purchasers of our shares face the risk that their shares will not be worth what they paid for them.

DILUTION

Because we cannot accurately predict the prices at which the selling security holder may sell shares, we cannot accurately estimate the amount of any dilution that may result from the purchase price of any of these shares. Dilution is the difference between the price paid for the shares and our net tangible book value. The net tangible book value of our common stock on September 30, 2008, was $.01 per share, based upon 59,011,107 outstanding shares. Net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets and dividing the remainder by the number of shares of common stock outstanding. The offer and sale by the selling security holder of outstanding common stock, or of those shares underlying the warrants, will not affect the net tangible book value of our common stock, excluding computations taking into account the issuance of the shares underlying the warrants and any payment for the exercise of the warrants.

SELLING SECURITY HOLDER

On November 13, 2008, we entered into an Agreement (the “Agreement”) with Fletcher International, Ltd. (“selling security holder”). Pursuant to the terms of the Agreement, the selling security holder initially purchased 2,000,000 shares of our common stock at a fixed price of $5.00 per share and agreed, subject to satisfaction of certain conditions, to purchase $10,000,000 of additional shares of our common stock for a price per share equal to $10,000,000 divided by 110% of the average of the daily volume-weighted average price on the NYSE Arca exchange for the common stock for the ten business days ending on and including December 11, 2008. The gross proceeds from the initial closing of the private placement were $10,000,000, before deducting fees and commissions. We paid commissions of $575,000 to a placement agent in connection with the closing of the private placement. In connection with the Agreement, we issued to the selling security holder warrants (the “Warrants”) to acquire additional shares of common stock in an aggregate value of up to $20,000,000. The Warrants may become exercisable for up to 9,818,949 shares of common stock. The maximum aggregate number of shares that may be issued upon exercise of the Warrants will be reduced by the number of additional shares, if any, issued to the selling security holder in accordance with the Agreement as described above. The Warrants have an exercise price per share equal to the lesser of (i) six dollars ($6.00) or (ii) a price equal to the average of the daily market prices of our common stock for the forty (40) business days ending on the third business day prior to the exercise of the Warrants, less $0.60, subject to certain adjustments. The Warrants have a term of ten years.

The common stock and common stock issuable upon exercise of the Warrants under the Agreement that are offered for resale by this prospectus are offered for the account of the selling security holder. The selling security holder, which term includes its transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the 2,000,000 shares of common stock issued to the selling security holder and any and all of the shares of common stock issued to the selling security holder upon exercise of the Warrants under the Agreement.

The shares of common stock and the shares of common stock underlying the Warrants are subject to registration rights pursuant to the terms and conditions of the Agreement. We are obligated to file a registration statement with the U.S. Securities and Exchange Commission registering the sale of the shares of common stock and the shares of common stock underlying the Warrants no later than November 14, 2008 and to use our best efforts to cause the registration statement to be declared effective by December 29, 2008. We are also obligated to use our best efforts to keep the registration statement continuously effective until the earlier of (x) the later of (i) the first anniversary of the issuance of the last share of common stock that may be issued pursuant to the Agreement or the Warrants, or (ii) such time as all of the shares of common stock issued or issuable pursuant to the Agreement or the Warrants can be sold by the selling security holder or any of its affiliates immediately without compliance with the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act and (y) the date all of the shares of common stock issued or issuable pursuant to the Agreement or the Warrants shall have been sold by the selling security holder and its affiliates. This prospectus forms a part of the registration statement that we filed pursuant to the Agreement.

The following table shows the following information about the selling security holder:

•	the number of shares of our common stock that the selling security holder beneficially owned as of the business day immediately prior to the filing of this prospectus;

•	the number of shares covered by this prospectus; and

•	the number of shares to be retained after this offering, if any.

The percentages in the table are based upon 59,124,305 shares of our common stock outstanding on November 12, 2007 plus the 2,000,000 shares of common stock that were issued to the selling security holder pursuant to the Agreement. All figures in this table also assume the issuance of 5,764,619 shares of common stock issuable upon exercise of our outstanding Warrants by the selling security holder and under the Agreement, other than those shares issuable upon the second closing under the Agreement.

Common Stock (1)

Name of Selling Security Holder	Number and Percentage of Outstanding Shares Beneficially Owned Prior to the Offering (2)		Number of Shares Registered in the Offering	Number and Percentage of Outstanding Shares Beneficially Owned after the Offering (3)
Fletcher International, Ltd.	5,764,619	(8.1%)	11,818,949		**

**	Ownership for the selling security holder is less than 1%.
(1)	We assume no purchase in this offering by the selling security holder of any shares of our common stock.
(2)	Pursuant to the Agreement, Fletcher International, Ltd. may not own more than 5,764,619 shares of common stock until it has given us a notice and 65 days have elapsed. The 11,818,949 shares registered in the Offering consist of 2,000,000 shares of common stock owned by Fletcher International, Ltd that were issued at the first closing under the Agreement and also consist of up to 9,818,949 shares of common stock underlying the Warrants and that may be issued under the terms of the Agreement, other than those shares issuable upon the second closing under the Agreement. No director, executive officer or any associate of any director or executive officer has any interest, direct or indirect, by security holdings or otherwise, in the selling security holder.
(3)	Assumes that all shares offered by the selling security holder will be sold.

The securities listed above include outstanding securities held in one or more accounts managed by Fletcher Asset Management, Inc. (“FAM”) for Fletcher International, Ltd. FAM is an investment adviser to Fletcher International, Ltd. and is registered under Section 203 of the Investment Advisors Act of 1940, as amended. Pursuant to an investment advisory agreement between FAM and Fletcher International, Ltd., FAM has the sole authority to vote and dispose of the securities in these accounts. By reason of the provisions of Rule 13d-3 under the Exchange Act, Fletcher International, Ltd. and FAM may each be deemed to beneficially own the securities registered under the registration statement of which this prospectus is a part. In addition, by virtue of Alphonse Fletcher, Jr.’s position as Chairman and Chief Executive Officer of FAM, Mr. Fletcher may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, these securities. For these reasons, Mr. Fletcher may also be deemed to be a beneficial owner of these securities.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 250,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

The following is a summary of the material terms of our common stock and preferred stock. Please see our certificate of incorporation for more detailed information.

Common Stock

As of November 12, 2008, there were 59,124,305 outstanding shares of common stock outstanding. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Common stockholders have the right to receive dividends when, as, and if declared by the board of directors from funds legally available therefor. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

Preferred Stock

As of November 12, 2008, there were no preferred shares issued or outstanding. The shares of preferred stock have such rights and preferences as our board of directors shall determine, from time to time. Our common stock is subject to the express terms of our preferred stock and any series thereof. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding common stock. Our board of directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock. There are no current agreements or understandings for the issuance of preferred stock and our board of directors has no present intention to issue any shares of preferred stock.

Certain Provisions Affecting Control of the Company

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (“Delaware Law”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging under certain circumstances in a “business combination” with any “interested stockholder,” defined as a stockholder who owns 15% or more of the corporation’s outstanding voting stock, as well as its affiliates and associates, for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the date the interested stockholder attained this status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by (i) persons who are directors as well as officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the relevant date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of the provisions of Section 203. This statute could prevent or delay mergers or other takeover or change-of-control transactions for us and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and Bylaw Provisions

The following summary of certain provisions of our certificate of incorporation and bylaws is not complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, copies of which may be obtained as described in “Available Information.”

Our bylaws provide that special meetings of our stockholders may be called only by the chairman of the board of directors, our chief executive officer, or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Our certificate of incorporation also specifies that the authorized number of directors may be changed only by a resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Subject to the rights of the holders of any series of preferred stock, any vacancies on our board may only be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors, and not by stockholders. Any additional directorships resulting from an increase in the number of directors may only be filled by the directors. In addition, our certificate of incorporation divides our board of directors into three classes having staggered terms. This may delay any attempt to replace our board of directors.

Our certificate of incorporation provides that should any stockholder desire to present business at any meeting, they must comply with certain advance notice provisions in our bylaws.

Provisions of our certificate of incorporation and bylaws will make it more difficult for a third party to acquire us on terms not approved by our board of directors and may have the effect of deterring hostile takeover attempts. Our certificate of incorporation authorizes our board of directors to issue up to 5,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be junior to the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could reduce the voting power of the holders of our common stock and the likelihood that common stockholders will receive payments upon liquidation.

Transfer Agent and Registrar

Interwest Transfer Company, Inc. is the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

The shares of common stock being offered by the selling security holder have been or will be issued pursuant to an exemption from the registration provisions of the Securities Act. The shares may be sold or distributed from time to time by the selling security holder, or by pledgees, donees, or transferees of, or other successors-in-interest to, the selling security holder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals and will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The shares may be sold in one or more transactions at:

•	fixed prices,

•	prevailing market prices at the time of sale,

•	prices related to the prevailing market prices,

•	varying prices determined at the time of sale, or

•	otherwise negotiated prices.

The shares may be sold by one or more of, or a combination of, the following methods, in addition to any other method permitted under this prospectus:

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus,

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including but not limited to the NYSE Arca exchange,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	privately negotiated transactions,

•	by pledge to secure debts or other obligations,

•	put or call transactions,

•	“at the market” to or through market makers or into an existing market for our common stock,

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

•	to cover hedging transactions made pursuant to this prospectus, or

•	underwritten offerings.

The selling security holder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The prospectus may also be used by those to whom a selling security holder may pledge, donate or transfer the shares covered by this prospectus. To the extent required, this prospectus may be amended or supplemented from time to time to reflect any pledgee, donee, transferee or successors that may offer shares under this prospectus and to describe a specific plan of distribution or transaction.

Broker-dealers engaged by the selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holder may, subject to the terms of its Agreement with us, (1) enter into transactions with broker-dealers, financial institutions or others, who in turn may engage in sales, including short sales, of the shares in the course of hedging the positions they assume, (2) deliver shares to close out positions entered into with broker-dealers, financial institutions or others or (3) loan shares to broker-dealers, financial institutions or others that may in turn sell such shares. The broker-dealers, financial institutions or others referred to in (1) above may engage in those transactions referred to in (1), (2) or (3) above through this prospectus. The selling security holder may enter into option, swap or other transactions with broker-dealers, financial institutions or others that require the delivery to the broker-dealers, financial institutions or others of the shares. The broker-dealer, financial institution or others may then resell or transfer these shares through this prospectus. The selling security holder may also loan or pledge their shares to a broker-dealer or other financial institution. The broker-dealer or financial institution may sell the shares which are loaned or pursuant to a right to rehypothecate while pledged or, upon a default, the broker-dealer or other financial institution may sell the pledged shares by use of this prospectus. The broker-dealer or other financial institution may use shares pledged by the selling security holder or borrowed from the selling security holder or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from the selling security holder in settlement of those derivatives to close out any related open borrowings of shares. Some or all of the shares offered in this prospectus may also be sold to or through an underwriter or underwriters. Any shares sold in that manner will be acquired by the underwriters for their own accounts and may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. These shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or disallowed to be paid to dealers may be changed at different times.

The selling security holder and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%). We are required to pay certain fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling security holder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling security holder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Neither the delivery of any prospectus, or any prospectus supplement, nor any other action taken by the selling security holder or any purchaser relating to the purchase or sale of shares under this prospectus shall be treated as an admission that any of them is an underwriter within the meaning of the Securities Act relating to the sale of any shares. The selling security holder has advised us that it has not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares of common stock. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares of common stock by the selling security holder.

We agreed to keep the registration statement that this prospectus forms a part effective until the earlier of (x) the later of (i) the first anniversary of the issuance of the last share of common stock that may be issued pursuant to the Agreement, or (ii) such time as all of the shares of common stock issued or issuable pursuant to the Agreement can be sold by the selling security holder or any of its affiliates immediately without compliance with the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act and (y) the date all of the shares of common stock issued or issuable pursuant to the Agreement shall have been sold by the selling security holder and its affiliates. We filed the registration statement that this prospectus forms a part of pursuant to the Agreement. The shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which may limit the timing of purchases and sales of shares of the common stock by the selling security holder or any other person. We will make copies of this prospectus available to the selling security holder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

There is no guarantee that the selling security holder will sell any of our common stock.

LEGAL MATTERS

Stoel Rives LLP, Salt Lake City, Utah, will pass upon the validity of the shares of common stock offered pursuant to this prospectus.

EXPERTS

The financial statements, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the years ended December 31, 2007 and 2006, and the effectiveness of our internal control over financial reporting as of December 31, 2007 have been audited by Hein & Associates LLP of Denver, Colorado, and our financial statements for the year ended December 31, 2005 have been audited by Tanner LC of Salt Lake City, Utah, independent registered public accounting firms, and are so incorporated by reference herein in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the securities covered by this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules):

1.	Our Annual Report on Form 10-K for the year ended December 31, 2007, as amended.

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

3.	Our Current Reports on Form 8-K filed on January 23, 2008, March 19, 2008, March 20, 2008, March 25, 2008, March 27, 2008, April 1, 2008, April 9, 2008, April 25, 2008, May 19, 2008, May 21, 2008, June 13, 2008, June 23, 2008, July 21, 2008, July 23, 2008, August 7, 2008, August 15, 2008, September 5, 2008, October 7, 2008 and November 14, 2008.

4.	Our Registration Statement on Form 8-A filed on November 1, 2005, as amended by Amendment No. 1 to such Form 8-A filed on May 15, 2008.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: Raser Technologies, Inc., 5152 North Edgewood Drive, Suite 375, Provo, UT 84604, Attention: Investor Relations, (801) 765-1200 (telephone).

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

The information relating to Raser contained in this prospectus and the accompanying prospectus supplement is not comprehensive, and you should read it together with the information contained in the incorporated documents.

RASER TECHNOLOGIES, INC.

11,818,949 SHARES OF COMMON STOCK OFFERED BY SELLING SECURITY HOLDER

PROSPECTUS

                    , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

We will pay all expenses incident to the offering and sale to the public of the securities being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table.

Securities and Exchange Commission filing fee*	$1,724
Printing expenses	$15,000
Counsel fees and expenses	$15,000
Accounting fees and expenses	$15,000
Stock exchange listing fees	$56,731
Fees of transfer agent	$10,000
Miscellaneous expenses	$10,000

Total	$123,455

*	Actual expenses; all other expenses are estimates.

Item 15.	Indemnification of Officers and Directors.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides, among other things, that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its security holders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its security holders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Indemnification Arrangements

Our bylaws include provisions permitted under the DGCL relating to the liability and indemnification of our directors and officers. Under these provisions, we will indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action by reason of the fact that the person was or is one of our directors or officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, provided that the director or officer acted in good faith and in a manner that he or she believed to be in, or not opposed to, the best interest of Raser Technologies, Inc., and with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful.

We have entered into indemnification agreements with our directors and certain officers and employees of Raser Technologies, Inc. These agreements provide, among other things, that we will indemnify our directors and certain officers and employees of Raser Technologies, Inc. for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director, officer or employee who has entered into an indemnification agreement in any action or proceeding arising out of such person’s services as one of our directors, officers or employees, as the case may be, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these indemnification agreements are necessary to attract and retain qualified persons as our directors, officers and employees of Raser Technologies, Inc. The SEC has noted, however, that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

As permitted by Section 145 of the DGCL, we maintain directors’ and officers’ liability insurance coverage.

Item 16.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, RASER TECHNOLOGIES, INC. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah, on November 14, 2008.

RASER TECHNOLOGIES, INC.

By:	/s/ BRENT M. COOK
Brent M. Cook,
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brent M. Cook and Martin F. Petersen and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on November 14, 2008:

/s/ BRENT M. COOK
Brent M. Cook,
Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Kraig T. Higginson
Kraig T. Higginson,
Director

/s/ MARTIN F. PETERSEN
Martin F. Petersen,
Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ REYNOLD ROEDER
Reynold Roeder,
Director

/s/ BARRY MARKOWITZ
Barry Markowitz,
Director

/s/ ALAN G. PERRITION
Alan G. Perriton,
Director

/s/ JAMES A. HERICKHOFF
James A. Herickhoff,
Director

/s/ SCOTT E. DOUGHMAN
Scott E. Doughman,
Director

EXHIBITS

Exhibit Number	Description of Document
2.1	Agreement and Plan of Reorganization dated October 2, 2003 among Wasatch Web Advisors, Inc., Raser Technologies, Inc. and the stockholders of Raser Technologies, Inc. (incorporated by reference to Exhibit 2 to our Current Report on Form 8-K filed October 14, 2003)

2.2	Agreement and Plan of Merger between Raser Technologies, Inc., a Utah corporation, and Raser Technologies, Inc., a Delaware corporation, dated April 17, 2007 (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed April 23, 2007)

4.1	Form of Common Stock Certificate of Raser Technologies, Inc. (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K filed March 11, 2008)

4.2	Registration Rights Agreement, dated as of July 22, 2004, among Raser Technologies, Inc. and the Purchasers (as defined therein) (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K filed July 28, 2004)

4.3	Form of Warrant to Purchase Shares of Raser Technologies, Inc.’s Common Stock (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K filed July 28, 2004)

4.4	Registration Rights Agreement dated as of March 30, 2007 (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed April 5, 2007)

4.5	Common Stock Purchase Warrant, dated January 16, 2008 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed January 23, 2008)

4.6	Registration Rights Agreement, dated as of January 16, 2008, between Raser Technologies, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed January 23, 2008)

4.7	Indenture, dated as of March 26, 2008, between Raser Technologies, Inc. and The Bank of New York (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed March 27, 2008)

4.8	Registration Rights Agreement, dated March 26, 2008, between Raser Technologies, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed March 27, 2008)

4.9	Agreement, dated as of November 13, 2008, between Raser Technologies, Inc. and Fletcher International, Ltd. (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed November 14, 2008)

4.10	Warrant, dated November 13, 2008, issued to Fletcher International, Ltd. (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed November 14, 2008)

5.1*	Opinion of Stoel Rives LLP

23.1*	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Tanner LC, Independent Registered Public Accounting Firm

23.3*	Consent of Stoel Rives LLP (contained in the opinion filed as Exhibit 5.1)

23.4*	Consent of GeothermEx, Inc.

24.1*	Power of Attorney (included on the signature page)

*	To be filed herewith.